SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2006 (April 10, 2006)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	001-13957 (Commission file number)	91-1032187 (I.R.S. Employer Identification No.)
201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On April 10, 2006 Red Lion Hotels Corporation (the “Company”) entered into an Agreement and Plan of Reorganization (“Agreement”) to divest on a tax-free basis the management, leasing, brokerage and development portion of the Company’s real estate division (“Real Estate Management Business”) to Thomas M. Barbieri and David A. Peterson. The transaction is expected to close on April 30, 2006.
Under the Agreement, the parties agreed to fix the tax-free exchange value of the Real Estate Management Business at $1.25 million. The parties also agreed to set the exchange price of the Company’s stock at $13.25 per share, based on the average of the closing prices for the Company’s stock on the New York Stock Exchange for the ten trading days prior to April 10, 2006. At closing, Mr. Barbieri and Mr. Peterson will exchange 94,311 shares of the Company’s common stock they own for 100% of the voting common stock of Goodale & Barbieri Company, a to-be-formed subsidiary of the Company that will own the Company’s Real Estate Management Business on the closing date. The Company will recognize a gain on the sale based on the closing price per share of the Company’s common stock on the closing date. The Company’s federal statutory tax rate is 34%, but due to the tax-free nature of the transaction, the Company will not be required to pay any federal income taxes on the gain. The transaction does not include any divestment of the Company’s owned or leased real property assets.
Mr. Barbieri is a former executive of the Company who retired in 2002. He is also the brother of Donald K. Barbieri and Richard L. Barbieri, directors of the Company. Mr. Peterson currently heads the Company’s real estate division as Vice President, Real Estate Services. The transaction was unanimously approved by the Company’s four independent directors, which do not include Donald K. Barbieri or Richard L. Barbieri.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
Dated: April 17, 2006	By:	/s/ Thomas L. McKeirnan
Senior Vice President,
General Counsel and Secretary